SCHEDULE 14A INFORMATION

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NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

MICHAEL D. CAPELLAS
Chairman and
Chief Executive Officer

March 12, 2001

Dear Shareholder:

Compaq Computer Corporation will hold its 2001 annual meeting of shareholders in the Exhibit Hall at the J.W. Marriott Hotel, 5150 Westheimer Road, Houston, Texas 77056, on Thursday, April 26, 2001. At the meeting, shareholders will elect eight Compaq directors for one-year terms, vote to approve the Compaq Computer Corporation 2001 Stock Option Plan, and vote on such other matters, including a shareholder proposal, as may properly come before the meeting.

On behalf of the Board of Directors and employees of Compaq, I cordially invite all shareholders to attend the annual meeting in person or to view the simultaneous webcast of the meeting, which will be available at www.compaq.com/corporate/ir. Whether or not you plan to attend the meeting in person, please take the time to vote, either electronically, by telephone, or by mailing in your proxy. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Compaq Investor Relations at 800-433-2391.

Sincerely,

/s/ Michael D. Capellas

Michael D. Capellas

TABLE OF CONTENTS

Caption	Page

Notice	1

Voting Procedures	2

Proposal 1: Election of Directors	2

Proposal 2: Approval of the 2001 Stock Option Plan	4

Proposal 3: Shareholder Proposal Relating to Board Candidates	6

Board Organization and Meetings	8

Audit Committee Report	8

Corporate Governance Committee Report	9

Directors’ Compensation	10

Executive Officers	10

Stock Ownership	12

Executive Compensation	12

Human Resources Committee Report	16

Stock Performance Graph	19

Section 16(a) Beneficial Ownership Reporting Compliance	19

Independent Auditors	20

General Matters	20

Appendix A: 2001 Stock Option Plan	A-	1

Appendix B: Audit Committee Charter	B-	1

A copy of the Annual Report to Shareholders of Compaq Computer Corporation, which includes financial statements, is included with this Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon request directed to
Compaq Investor Relations,
P.O. Box 692000, Houston, Texas 77269-2000, telephone 800-433-2391.
Financial reports may also be accessed on our Web site at
www.compaq.com

2001 Annual Meeting of Shareholders

April 26, 2001

YOUR VOTE IS IMPORTANT

NOTICE

Compaq Computer Corporation will hold its 2001 Annual Meeting of Shareholders on Thursday, April 26, 2001, at 10:00 A.M., at the Exhibit Hall in the J.W. Marriott Hotel, 5150 Westheimer Road, Houston, Texas 77056. At the 2001 Annual Meeting, shareholders will (1) elect eight Compaq directors for one-year terms, (2) vote to approve the Compaq Computer Corporation 2001 Stock Option Plan, and (3) vote on such other matters, including a shareholder proposal, as may properly come before the meeting.

You may vote in any one of four ways: in person by attending the 2001 Annual Meeting, by telephone, by the Internet, or by mail using the enclosed proxy card. Specific voting information is included under the caption “Voting Procedures.” Shareholders of record at the close of business on February 28, 2001 are entitled to vote. On that day, approximately 1.7 billion shares of Compaq Common Stock were outstanding. Each share entitles the holder to one vote.

The Compaq Board of Directors asks you to vote in favor of the director nominees and the Compaq Computer Corporation 2001 Stock Option Plan. The Compaq Board of Directors asks you to vote against the shareholder proposal concerning director nominees. This Proxy Statement provides you with detailed information about each of these matters.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Compaq from the Annual Report to Shareholders included with this notice and from documents that we have filed with the SEC.

Certain shareholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. Compaq does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.

This Notice and Proxy Statement is dated March 12, 2001 and was first mailed to shareholders on March 12, 2001.

Voting Procedures

Your vote is important. Because many shareholders cannot personally attend the 2001 Annual Meeting, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you may vote in any of the following four ways: (1) by attending the 2001 Annual Meeting, (2) by calling the toll-free telephone number listed on the proxy card, (3) by voting on the Internet at the address listed on the proxy card, or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. You may revoke your proxy at any time before it is actually voted at the 2001 Annual Meeting by (1) delivering a written notice of revocation to the Secretary of Compaq, (2) submitting a later-dated proxy, or (3) attending the 2001 Annual Meeting and withdrawing the proxy. You may also be represented by another person present at the 2001 Annual Meeting by executing a proxy designating such person to act on your behalf.

If you are a shareholder of record, you can save Compaq expense by voting by telephone or on the Internet. The telephone and Internet voting procedures use a control number to authenticate shareholders of record, and allow you to vote your shares and confirm that your instructions have been properly recorded. You can save Compaq additional expense by following the instructions on the proxy card to receive future proxy statements and annual reports electronically.

If your shares are held in the name of a bank or broker, you will be able to vote by telephone or on the Internet by following the instructions on the proxy form you receive from your bank or broker.

You have three choices when you vote for directors. You may (1) vote for all the director nominees as a group, (2) withhold your vote for all of the director nominees as a group, or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of all the nominees, in favor of the 2001 Stock Option Plan, and against the shareholder proposal. If you do not vote in one of the four ways, you will not be counted as present for determining the existence of a quorum. However, if you do not vote personally prior to the 2001 Annual Meeting and your shares are held by your broker in street name, your broker may vote your shares in the election of directors.

We encourage you to vote and to vote promptly. Voting promptly may save Compaq the expense of a second mailing.

Proposal 1

ELECTION OF DIRECTORS

The Election of Directors

Compaq currently has eleven directors on its Board, eight of whom have been nominated for election this year and have agreed to serve if elected. Each of the eight current directors nominated for election this year was elected by the shareholders at the 2000 Annual Meeting of Shareholders, with the exception of Sanford M. Litvack, who was appointed a director in January 2001.

In 2000 Benjamin M. Rosen, who had chaired Compaq’s Board of Directors since 1982, retired from the Board and was named Chairman Emeritus. The Board and management thank Ben for his outstanding contributions, humor, and the strategic insights he brought to Compaq over the years. Kenneth Roman, Ted Enloe and Peter Larson, who currently serve as directors, are retiring from the Board upon the expiration of the current term and will not stand for re-election. We recognize and appreciate Ken, Ted, and Peter’s many efforts on behalf of Compaq in their years of service on our Board.

The eight persons who receive a plurality of the votes cast will be elected and will serve as directors until the 2002 Annual Meeting of Shareholders unless they die, resign or are removed before that meeting. If a nominee becomes unavailable for election before the 2001 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information About Nominees

Information about the eight persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

MICHAEL D. CAPELLAS
Director since 1999

Michael D. Capellas, age 46, was elected Chairman and Chief Executive Officer of Compaq in September 2000. Prior to that time he was named President and Chief Executive Officer and appointed a director in July 1999, and named Chief Operating Officer in June 1999. Mr. Capellas joined Compaq in August 1998 as Senior Vice President, Information Management, and Chief Information Officer. Prior to joining Compaq, he was Senior Vice President and General Manager of the global energy business of Oracle Corporation from 1997 through 1998, and Director of Supply Chain Management for SAP America from 1996 through 1997. From 1981 through 1996, Mr. Capellas held several management positions at Schlumberger Limited, including serving as head of worldwide information services.

LAWRENCE T. BABBIO, JR.
Director since 1995

Lawrence T. Babbio, Jr., age 56, has served as Vice Chairman and President of Verizon Communications, Inc. (formerly Bell Atlantic Corporation) since June 2000. In August 1997 he was elected President and Chief Operating Officer - Network Group and Chairman - Global Wireless Group, of Bell Atlantic. In 1995, he was elected Vice Chairman of Bell Atlantic. Mr. Babbio is also a director of ARAMARK Corporation.

JUDITH L. CRAVEN
Director since 1998

Judith L. Craven, age 55, served as President of the United Way of the Texas Gulf Coast from 1992 to 1998. Prior to heading the United Way of the Texas Gulf Coast, Dr. Craven was Vice President for multicultural affairs at the University of Texas Health Science Center at Houston; Dean of the School of Allied Health Sciences at the University of Texas Family Health Service Center of the City of Houston; and Chief of Anesthesia at Riverside General Hospital. Dr. Craven serves on the Boards of Directors at A. H. Belo Corporation, Valic Corporation, Luby’s Inc. and SYSCO Corporation.

GEORGE H. HEILMEIER
Director since 1994

George H. Heilmeier, age 64, is Chairman Emeritus of Telcordia Technologies, Inc. (formerly Bell Communications Research, Inc. (“Bellcore”)). He served as Chairman and Chief Executive Officer of Bellcore from 1991 to 1997. He was Senior Vice President and Chief Technical Officer of Texas Instruments, Inc. from 1983 to 1991. He is a member of the Defense Science Board, the National Security Agency Advisory Board and the National Academy of Engineering. Mr. Heilmeier is also a director of TRW, Inc., Teletech Holdings, Automatic Data Processing and C-Quential, Inc.

KENNETH L. LAY
Director since 1987

Kenneth L. Lay, age 58, has served as Chairman of the Board of Enron Corporation, a diversified energy company, since February 1986 and served as its Chief Executive Officer from February 1986 to February 2001. In addition to Enron Corporation, he is a director of Eli Lilly & Company, Trust Company of the West, Questia Media, Inc., i2 Technologies, EOTT Energy Corp. and Azurix Corp.

SANFORD M. LITVACK
Director since 2001

Sanford M. Litvack, age 64, served as Vice Chairman of the Board of The Walt Disney

Company from September 1999 to December 2000 and continues his employment with The Walt Disney Company on a less than full time basis. Commencing in August 1994 and continuing until his appointment as Vice Chairman, he served as Senior Executive Vice President and Chief of Corporate Operations. He was Executive Vice President – Law and Human Resources from June 1992 to August 1994 and Senior Vice President and General Counsel from April 1991 through June 1992. In addition, Mr. Litvack served as General Counsel from the inception of his employment with Disney in 1991 until July 1998. Prior to joining Disney, Mr. Litvack was a litigation partner with the law firm of Dewey Ballantine. Mr. Litvack is also a director of PacifiCare.

THOMAS J. PERKINS
Director since 1997

Thomas J. Perkins, age 69, has been a General Partner of Kleiner Perkins Caufield & Byers, a private investment partnership, since 1972, and he has served as either a general or limited partner of numerous funds formed by Kleiner Perkins Caufield & Byers. He served as Chairman of the Board of Directors of Tandem Computers Incorporated from 1974 until 1997. Mr. Perkins is also a director of News Corporation and Iolon Corp.

LUCILLE S. SALHANY
Director since 1996

Lucille S. Salhany, age 54, has served as Chief Executive Officer and President of LifeFX Networks, Inc. since December 1999. She was President of J.H. Media Limited from September 1997 until December 1999. Ms. Salhany served as President and Chief Executive Officer of United Paramount Network from September 1994 until September 1997. From 1993 to 1994 she served as Chairman of FOX Broadcasting Company and also was a member of the Board of Directors of Fox Inc. Ms. Salhany is also a director of Boston Restaurant Associates Corporation, LifeFX Networks, Inc. and iMedium.

Proposal 2

APPROVAL OF THE 2001 STOCK OPTION PLAN

Compaq 2001 Stock Option Plan. In January 2001, Compaq’s Board of Directors adopted, subject to shareholder approval, the 2001 Stock Option Plan (the “2001 Plan”). If approved by shareholders, the 2001 Plan will allow stock option grants and, under certain circumstances, the grant of stock appreciation rights, to help attract, retain and motivate key employees and non-employee directors. The 2001 Plan is summarized below, and a full copy of the 2001 Plan is attached as Appendix A to this Proxy Statement.

Up to 80 million shares of Common Stock may be issued under the 2001 Plan. The Human Resources Committee of the Board of Directors may adjust this number for stock dividends, stock splits, combinations of shares, or other changes in outstanding Common Stock. Shares to be issued under the 2001 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from treasury shares.

The Human Resources Committee of the Board of Directors will administer the 2001 Plan. The Board may appoint another committee for administration if that committee consists of persons who meet the definition of a “non-employee director” under Section 16 of the Securities Exchange Act of 1934. The Human Resources Committee has the authority to grant stock options to any Compaq employee, including executive officers, and subject to the limits in the 2001 Plan, has the discretion to determine the number of shares to be granted. Subject to adjustment as described in the 2001 Plan, the Committee cannot grant options for more than 1.5 million shares to an executive officer in any year under the 2001 Plan. This annual limit on awards to executive officers is reduced by any grants to these officers under any other Compaq equity incentive plan.

Two types of stock option grants to non-employee directors will also be made under the 2001 Plan. Upon initial appointment to the

Board, a new director will receive a stock option grant for 31,250 shares, and current directors will receive annual grants of 25,000 shares upon re-election to the Board. Only nonqualified options may be granted to directors. Director stock options are being added to the 2001 Plan in order to simplify the approval of stock option plans by shareholders and to permit shareholders to exercise more effective oversight of Compaq’s equity programs. No grants to directors under the 2001 Plan will be made while directors are receiving similar grants under any other plan. The Board reviews the size of grants authorized for directors periodically and from time to time has reduced the number of shares to ensure that grants remain at appropriate levels in comparison to industry practices. The Board has no authority to increase the number of shares being granted to directors other than by making adjustments upon stock splits or recapitalizations.

The exercise price for all grants under the 2001 Plan shall be no lower than the fair market value of Compaq stock on the date of the grant. An award notice will specify the terms and conditions of the grant. The 2001 Plan does not allow repricing of any outstanding option grants.

In certain international locations, local tax or exchange control regulations make granting stock options impracticable. The 2001 Plan permits Compaq to offer stock appreciation rights in these locations.

Upon a change in control, as defined in the 2001 Plan, all outstanding awards will become immediately exercisable. Awards may be transferred to the extent set forth in the notice evidencing the grant. Compaq currently permits optionees to make a limited number of transfers solely for estate planning purposes.

The Board may amend or terminate the 2001 Plan at any time but may not do so without shareholder approval if the amendment increases the size of grants to non-employee directors, increases the number of shares that may be granted under the 2001 Plan, increases the permissible size of grants to executive officers, lowers option exercise prices authorized under the 2001 Plan, or if approval is required under any tax or regulatory requirement with which the Board finds it necessary to comply. Awards may be made under the 2001 Plan until there are no more shares available for grant, except that no incentive stock options may be granted after April 25, 2011.

No grants have been made under the 2001 Plan and the amount of any benefits cannot be determined at this time. For comparison purposes, please refer to the stock option awards under Compaq’s existing stock option plans in 2000, shown in Table III of this Proxy Statement. In addition to the grants shown in that table, in 2000, 2.5 million stock options were granted to other executive officers as a group and approximately 114.2 million options were granted to all other employees. Compaq’s 1998 Stock Option Plan and Nonqualified Stock Option Plan for Non-Employee Directors also provide for grants to non-employee directors. Grants to directors are more fully described below under the caption “Directors’ Compensation.”

Participants generally have tax consequences associated with stock option grants. In the U.S., no taxable income is recognized by the optionee at the time a nonqualified stock option is granted. Generally, on the date of exercise of a nonqualified stock option, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Compaq receives a tax deduction for the same amount. The 2001 Plan has been designed to meet the requirements in Section 162(m) of the Internal Revenue Code of 1986, as amended, which means that these amounts will be deductible for grants to executive officers. Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss, depending on how long the shares have been held. Compaq has no current plans to grant stock appreciation rights or incentive stock options to U.S. employees and has not made such grants to date (other than the continuation of incentive stock option status for options assumed in certain mergers).

Approval of the 2001 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. Broker non-votes will not be treated as shares present or represented and entitled to vote at the Annual Meeting. The Board of Directors believes that approval of the 2001 Plan is in Compaq’s best interests since it will facilitate Compaq’s ability to attract, motivate, and retain key employees and directors, while aligning their interests with those of shareholders.

Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

Proposal 3

SHAREHOLDER PROPOSAL RELATING TO BOARD CANDIDATES

Bartlett Naylor of 1255 N. Buchanan, Arlington, Va., 22205, owner of at least $2,000 of Compaq common stock, has indicated that he will introduce the following resolution at the Annual Meeting:

Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

Proponent’s Statement in Support of the Resolution:

Although our company’s board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The “real” selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair “choosing” his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be “awkward” for management when it recruits candidates? Hopefully so. (Management could print a nominee’s name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the “final decision” on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

We urge you to vote FOR this proposal.

Compaq’s Board of Directors Opposes This Resolution:

Compaq’s Board of Directors believes that it has a duty to provide Compaq shareholders with a slate of director candidates whom the Board of Directors believe, in their best judgment, to be the most qualified and who are ready, willing and able to manage the affairs of Compaq.

The Board of Directors views the current nominating process to be the best means of ensuring that individuals with appropriate qualifications serve as directors. The Corporate Governance Committee, which consists solely of outside directors, serves a critical function by reviewing numerous candidates and selecting only those nominees possessing the highest quality and skills necessary and appropriate for service on the Board. In selecting a slate of candidates each year, the Board and the Corporate Governance Committee carefully consider the performance and qualifications not just of each individual but of the group as a whole, and the Board nominates the persons that they believe together will best serve Compaq’s shareholders. In this manner, the composition of the Board of Directors will remain diverse and balanced in its experience and expertise.

The Board believes that if they followed the procedure set forth in the proposal and nominated twice as many candidates to the Board as there are seats, they would fail in their duty to Compaq’s shareholders to identify and recommend the best candidates. As the individuals responsible for advising shareholders in making voting decisions, they have an obligation to inform shareholders which candidates they favor. Many well-qualified persons would not be willing to participate in the type of contested election that the proposal would produce, particularly if the Board did not recommend them.

The procedure set forth by the proposal would not be an efficient or effective means of selecting the best directors to represent Compaq’s shareholders. Shareholders are protected in several ways under Compaq’s current method. First, in making their selections, the Corporate Governance Committee and the Board evaluate the performance of the Board of Directors and individual directors as well as identifying potential new members. Second, the federal securities laws require that all companies include in their proxy material certain information about each candidate that the Securities and Exchange Commission has determined is necessary for a shareholder’s informed vote. Finally, in situations the proposal contemplates, dissatisfied shareholders may register their disapproval by withholding votes for some or all nominees or by conducting a proxy contest to challenge the Board’s candidates. The current process allows for alternative candidates to be proposed by shareholders on a timely basis. Appropriate information about such candidates can be distributed in a mailing from the shareholder making the nomination, or at management’s discretion, can be included in Compaq’s proxy materials.

The Board of Directors believes that the present nominating process has provided Compaq with extremely qualified leadership and shareholder value over the years and should be preserved.

Approval of the shareholder resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. Broker non-votes will not be treated as shares present or represented and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL, ITEM NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST ITEM NO. 3 UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

Board Organization and Meetings

During 2000, the Board of Directors met 11 times and various committees of the Board met a total of 20 times. Attendance at Board and committee meetings averaged 95 percent. Each director attended more than 75 percent of the meetings of the Board of Directors and the committees on which such director served.

The Board of Directors has a standing Audit Committee, Human Resources Committee and Corporate Governance Committee. The Audit Committee consists of four non-employee directors: Mr. Enloe (Chair) and Messrs. Heilmeier, Perkins and Roman. Information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Audit Committee Report.” The Audit Committee met ten times in 2000.

The Human Resources Committee consists of three non-employee directors: Mr. Babbio (Chair), Dr. Craven and Mr. Larson. Information regarding the function and responsibilities of the Human Resources Committee is included in this Proxy Statement under the caption “Human Resources Committee Report.” The Human Resources Committee met eight times in 2000.

The Corporate Governance Committee consists of four non-employee directors: Ms. Salhany (Chair) and Messrs. Babbio, Enloe and Lay. Information regarding the function and responsibilities of the Corporate Governance Committee is included in this Proxy Statement under the caption “Corporate Governance Committee Report.” The Corporate Governance Committee met two times in 2000.

Audit Committee Report

The Board of Directors of Compaq is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of Compaq’s accounting functions and internal controls. The Committee is composed solely of independent directors who are qualified for service under the New York Stock Exchange listing standards. It acts under a written charter first adopted and approved by the Board of Directors in 1986 and was amended most recently in January 2001, which is attached to this Proxy Statement as Appendix B.

The Audit Committee evaluates and recommends to the Board an accounting firm to be engaged as Compaq’s independent auditors. Additionally, and as appropriate, the Committee reviews and evaluates, and discusses and consults with Compaq management, Compaq internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of Compaq’s financial statements;

•	Compaq’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in Compaq’s accounting practices, principles, controls or methodologies, or in Compaq’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of Compaq’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at Compaq that promotes ethical behavior.

The Audit Committee recommends to the Board that Compaq’s financial statements be included in Compaq’s annual report. The Committee took a number of steps in making this recommendation for 2000:

•	First, the Committee discussed with Compaq’s internal and independent auditors the overall scope and plans for their respective audits.

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•	Second, the Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Compaq’s internal controls and the overall quality of Compaq’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Compaq’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent auditors the auditors’ independence from management and Compaq, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the discussions with Ernst & Young LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the financial statements be included in Compaq’s 2000 Annual Report on Form 10-K.

Audit Committee

Robert Ted Enloe, III (Chair)
George H. Heilmeier
Thomas J. Perkins
Kenneth Roman

Corporate Governance Committee Report

Compaq Computer Corporation has a longstanding commitment to building long-term shareholder value with an emphasis on corporate governance.

From its beginning, the Board of Directors has consisted of independent outside directors except for the Chief Executive Officer, who also has been a member of the Board. All Board committees are composed exclusively of independent directors. Directors have been compensated largely in equity securities to align their interests with those of Compaq’s shareholders.

The Board annually reviews and updates its corporate governance standards that govern the selection of Board candidates, director compensation, Board evaluation, executive succession planning, Board retirement policies, and shareholder rights. This year the Board reviewed its standards in comparison to the governance best practices identified by leading governance authorities and determined that it had in place appropriate standards.

In the 2000 annual evaluation of Board effectiveness, each director completed a Board evaluation questionnaire, focusing on Board information and expertise, Board presentation formats, quality of materials furnished to the Board, Board meetings, and Board duties and organization. In the 2000 evaluation of individual directors, individual director performance was reviewed on a number of criteria, including contribution, preparation, participation, stock ownership, and attendance. Following the review, the Corporate Governance Committee recommended the nomination of each of the directors on the slate of directors being recommended to the shareholders at the 2001 Annual Meeting.

The Corporate Governance Committee believes that smaller boards generally operate more effectively and efficiently and that the appropriate size of the Board is related to the breadth of Compaq’s business, Committee operations, and the need for diversity in experience and background. The Committee has underway searches for two additional independent board members and anticipates that these directors will be appointed in 2001.

Corporate Governance Committee

Lucille S. Salhany (Chair)
Lawrence T. Babbio, Jr.
Robert Ted Enloe, III
Kenneth L. Lay

Directors’ Compensation

Board members who are not Compaq employees receive an annual retainer of $35,000. Directors serving on the Audit Committee receive an additional annual retainer of $10,000, and directors serving on the Human Resources Committee receive an additional annual retainer of $5,000. Each committee chair receives an additional annual retainer of $10,000. Non-employee directors also receive a meeting fee of $1,000 for Board or committee meetings held on a day other than the day of a regularly scheduled meeting (directors do not receive any fees for regularly scheduled meetings). Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as directors.

Compaq’s stock option plans for non-employee directors authorize three different types of grants. First, each newly-appointed non-employee director receives an initial option grant for 31,250 shares of Common Stock; second, each non-employee director who has been serving more than one year receives an annual option grant for 25,000 shares of Common Stock upon re-election; and finally, prior to each annual meeting each non-employee director may elect to receive all or a portion of the following year’s annual retainer in the form of a stock option grant, for which the number of shares and the exercise price are based upon 50% of the closing price of the Common Stock on the day of the annual meeting. The exercise price of the annual stock option grants in 2000 was $30 per share, and the price for the grants in lieu of retainer was $15 per share. In January 2001, Mr. Litvack received an initial option grant with an exercise price of $22.40 per share.

As part of Compaq’s charitable giving strategy, Compaq established a directors’ charitable donation program funded by life insurance. Upon the death of a director who has served for at least three years, Compaq will donate $1 million to charitable organizations recommended by the director. Compaq will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since Compaq makes all charitable donations.

Executive Officers

The Board elects executive officers annually at its first meeting following the annual meeting of shareholders. Certain information about Compaq’s executive officers is set forth below. Information about Mr. Capellas is included under the caption “Election of Directors – Information About Nominees.”

Peter Blackmore, age 53, was elected Executive Vice President of Worldwide Sales and Services in November 2000. Prior to that time, Mr. Blackmore served as Senior Vice President, Sales and Services from May 2000, and Senior Vice President of Sales and Marketing from June 1999. Mr. Blackmore joined Compaq in 1991 as Manager Major Accounts Marketing, Europe, and served in a number of senior sales and marketing positions.

Michael J. Winkler, age 56, was elected Executive Vice President of Global Business Units in November 2000. Prior to that time, Mr. Winkler was Senior Vice President and Group General Manager, Commercial Personal Computing Group, a position to which he was elected in November 1996. Mr. Winkler joined Compaq in 1995 as Senior Vice President, Portable PC Division.

Howard D. Elias, age 43, was elected Senior Vice President and Group General Manager, Business Critical Server Group, in January 2001. Prior to that time, he was Vice President and General Manager Enterprise Storage Group since 1998, when he joined Compaq in connection with Compaq’s acquisition of Digital Equipment Corporation. Mr. Elias joined Digital in 1994 and served in several management positions.

Douglas B. Fox, age 53, joined Compaq in July 2000 as Senior Vice President, Marketing and Strategy. Prior to joining Compaq, he was the Chief Marketing Officer and Senior Vice President of Marketing at International Paper Co. from 1997 to 1999. Prior to International Paper Co., he was Managing Partner at Pyramid Consulting from 1996 to 1997.

Jesse J. Greene, Jr., age 56, joined Compaq in April 2000 as Senior Vice President, Finance & Administration and Chief Financial Officer. Prior to joining Compaq, he was Corporate Senior Vice President and Director of Business Strategy and Information Technology for Eastman Kodak Company. During his six years at Kodak, Mr. Greene held a number of positions, including acting Chief Financial Officer, Vice President of Finance, and Treasurer.

Yvonne R. Jackson, age 51, joined Compaq in November 1999 as Senior Vice President, Human Resources, Organization and Environment. Prior to joining Compaq, Ms. Jackson was Senior Vice President of Worldwide Human Resources for Burger King Corporation, a position she had held since 1993.

Michael J. Larson, age 47, was elected Senior Vice President and Group General Manager, Consumer Group, in June 1999. Prior to that time, he was Vice President and Group General Manager, Consumer Group, a position to which he was named in January 1999. Mr. Larson joined Compaq in 1996 as Vice President, Sales and Marketing, Consumer Products.

Mary T. McDowell, age 36, was elected Senior Vice President and General Manager of the Industry Standard Server Group in November 2000 and served as Vice President and General Manager of that group since 1998. Ms. McDowell joined Compaq in 1986 as a systems engineer and has served in a variety of management positions.

Robert V. Napier, age 54, was elected Senior Vice President, Global Business Solutions and Chief Information Officer in September 2000. Mr. Napier joined Compaq in August 1999 as Senior Vice President, Information Management, and Chief Information Officer. Prior to joining Compaq, he was Senior Vice President and Chief Information Officer of Mariner Post-Acute Network, a position he held since January 1998, and Chief Information Officer of Delphi Automotive Systems from January 1997 to January 1998.

Shane V. Robison, age 47, joined Compaq in October 2000 as Senior Vice President, Technology, and Chief Technology Officer. Prior to joining Compaq, Mr. Robison was President of Internet Technology and Development at AT&T Labs, a position he had held since December 1999. Prior to AT&T Labs, he was Executive Vice President, Research and Development, and then President, Design Productivity Group, of Cadence Design Systems, from July 1995 to December 1999.

Thomas C. Siekman, age 59, was elected Senior Vice President and General Counsel in June 1998 at the time of Compaq’s acquisition of Digital Equipment Corporation. Mr. Siekman had been Vice President and General Counsel of Digital since 1993.

Stock Ownership

The following table gives information about the ownership of Compaq Common Stock as of February 28, 2001, by (1) each director and nominee for director; (2) each of the Chief Executive Officer, the four most highly compensated other executive officers during 2000 (all such persons collectively, the “named executive officers”); and (3) all executive officers and directors (including nominees) as a group. There were no holders known to Compaq to own beneficially 5% or more of its outstanding Common Stock as of such date. Beneficial ownership of securities is defined by the SEC to mean generally the power to vote or dispose of securities, regardless of economic interest. Compaq had approximately 1.7 billion shares of Common Stock outstanding as of February 28, 2001.

COMMON STOCK OWNERSHIP TABLE

	Number of Shares				Percent of
Name of Owner	Options(1)		Total(1)		Outstanding
Michael D. Capellas	703,342		2,058,864		*
Lawrence T. Babbio, Jr	273,594		298,594		*
Judith L. Craven	46,616		53,916		*
Robert Ted Enloe, III	560,091	(2)	575,091	(2)	*
George H. Heilmeier	358,500		374,000		*
Peter N. Larson	276,818		289,818		*
Kenneth L. Lay	214,913	(3)	680,233	(3)	*
Sanford M. Litvack	0		5,085		*
Thomas J. Perkins	72,447		1,208,811	(4)	*
Kenneth Roman	382,363		422,087		*
Lucille S. Salhany	261,669		276,669		*
Peter Blackmore	655,830		721,527		*
Michael J. Winkler	1,090,847		1,190,454		*
Michael J. Larson	404,336		455,917		*
Mary T. McDowell	203,867		250,365		*
All executive officers and directors (including
nominees) as a group (22 persons)	6,453,244		10,105,191		*

*	Less than 1%

(1)	Includes Compaq stock options that are currently exercisable or that will become exercisable by April 29, 2001.
(2)	Includes Compaq stock options to purchase 275,042 shares of Common Stock held by a limited partnership.
(3)	Includes Compaq stock options to purchase 110,000 shares of Common Stock held by a limited partnership.
(4)	Includes 1,136,364 shares of Common Stock held by trusts.

Executive Compensation

Tables I through III give information about the cash compensation and stock options awarded to each of the named executive officers. The notes to these tables provide more specific information. Compaq’s compensation policies are discussed in the Human Resources Committee Report set forth in this Proxy Statement under the caption “Human Resources Committee Report.”

TABLE I

SUMMARY COMPENSATION

	Annual Compensation(1)					Long-Term Compensation
Name	Year	Salary	Bonus(2)		Other Annual Compensation(3)	Restricted Stock Awards(4)	Securities Underlying Options	All Other Compensation(5)
Michael D. Capellas	2000	$1,234,641	$3,806,330	(6)	$139,293	$24,444,000	850,000	$73,431
Chairman and Chief	1999	850,000	1,000,000		—	4,987,500	1,800,000	76,739
Executive Officer	1998	400,000	200,000		—	—	200,000	—

Peter Blackmore	2000	511,885	858,139		86,506	1,916,600	475,000	10,200
Executive Vice President,	1999	425,000	400,000		—	—	525,000	48,720
Worldwide Sales and
Services

Michael J. Winkler	2000	593,517	702,630		—	1,642,800	450,000	31,783
Executive Vice President,	1999	500,000	250,000		—	—	325,000	144,554
Global Business Units	1998	440,000	550,000		—	—	300,000	326,200

Michael J. Larson	2000	467,154	1,562,591	(7)	—	1,642,800	375,000	28,029
Senior Vice President and	1999	400,000	400,000		—	—	625,000	48,290
General Manager,
Consumer Group

Mary T. McDowell	2000	420,000	770,988		—	1,369,000	320,000	10,200
Senior Vice President and
General Manager, Industry
Standard Servers Group

(1)	Includes cash compensation earned by the named executive officers, including amounts earned but deferred. Mr. Capellas joined Compaq in August 1998. Messrs. Blackmore and Larson first became executive officers of Compaq in 1999, and Ms. McDowell in 2000.
(2)	Unless otherwise indicated, amounts reflected include payments under Compaq’s management incentive program and profit-sharing.
(3)	Compaq believes that the value of any other benefits to any other named executive officer other than Messrs. Capellas and Blackmore in 2000 did not exceed $50,000 or fall within any other category requiring inclusion. Messrs. Capellas and Blackmore’s other annual compensation consisted of imputed income associated with family members’travel accompanying them on business travel, club dues, and company-paid financial services, and gross-up for taxes imposed on such amounts.
(4)	In connection with his being named Chairman of the Board of Directors, Compaq granted Mr. Capellas 970,000 shares of restricted common stock. This restricted stock vests as follows: 500,000 shares vest only upon attainment of certain performance objectives (250,000 based upon attainment of stock price targets and 250,000 based upon relative earnings per share (“EPS”) growth over three consecutive four-quarter performance periods, the first of which ends in third quarter 2001); 300,000 vest in increments of 100,000 each on November 1, 2001, 2002, and 2003, respectively; and 170,000 shares vested thirty days from the date of the grant. The restricted stock granted to Mr. Capellas in 1999 vests on the fifth anniversary of his election if he is then an employee of Compaq, subject to earlier vesting as follows: 50,000 of such shares vest if the price of Compaq’s Common Stock is at least $35 per share for thirty consecutive trading days, 50,000 of such shares vest if such price is at least $40 per share, and 100,000 of such shares vest if such price is at least $50 per share. The restricted stock granted to the other named officers was granted on May 15, 2000, and vests based on the attainment of performance objectives approved by the Committee (for 2000, quarterly EPS targets were used), with full vesting in May 2004 if the shares have not vested previously as a result of performance. No dividends are paid on unvested shares of this restricted stock. The dollar value of restricted stock reported in the table was calculated by multiplying the number of shares awarded by the closing price on the date of the grants, which was $27.38. The dollar value of restricted stock held by each executive officer as of December 31, 2000 is as follows, based on $15.05 per share, the closing price of Compaq’s Common Stock on December 29, 2000:

Executive	Number of Restricted Shares as of 12/31/2000	Value of Restricted Shares as of 12/31/2000

Capellas	1,000,000	$15,050,000
Blackmore	52,500	790,125
Winkler	45,000	677,250
Larson	45,000	677,250
McDowell	37,500	564,375

(5)	Unless otherwise stated, amounts in this column consist of contributions by Compaq to Compaq’s defined contribution plan, deferred compensation plan, and/or supplemental savings plan. The amounts include deferred unfunded bonuses, the payment of which is subject to conditions established by the Human Resources Committee, of $40,000 to Mr. Capellas in 1999, $48,720 to Mr. Blackmore in 1999, $110,000 and $300,000 to Mr. Winkler in 1999 and 1998, respectively, and $26,780 to Mr. Larson in 1999.
(6)	Includes special one-time bonus of $850,000 pursuant to October 2000 employment agreement and special one-time bonus of $300,000 granted by the Board in June 2000.
(7)	Includes $1,000,000 retention bonus pursuant to agreement entered into in September 2000.

13

TABLE II 2000 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

	2000 Stock Option Exercises		Number of Unexercised Options at December 31, 2000		Value of Unexercised in-the-money Options at December 31, 2000

	Shares	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael D. Capellas	0	$ —	573,339	2,276,661	$ —	$ —
Peter Blackmore	0	—	604,164	933,336	2,036,875	—
Michael J. Winkler	0	—	979,179	1,142,485	1,283,523	185,233
Michael J. Larson	0	—	350,918	874,082	359,214	6,086
Mary T. McDowell	40,375	677,492	154,000	511,000	107,400	—

TABLE III 2000 STOCK OPTION GRANTS

		2000 Stock Option Grants			Gains Based on Assumed Rates of Stock Price Appreciation for Option Term(1)

	Options Granted(2)	Percent of 2000 Employee Option Grants	Exercise/Base Price per Share	Expiration Date	Assumed Rate 5%		Assumed Rate 10%

Michael D. Capellas	850,000	0.71%	$18.10	12/12/2010	$9,675,627		$24,519,690

Peter Blackmore	100,000	0.08%	27.38	5/14/2010	1,721,928		4,363,660
	375,000	0.31%	18.10	12/12/2010	4,268,659		10,817,510
Michael J. Winkler	100,000	0.08%	27.38	5/14/2010	1,721,928		4,363,660
	350,000	0.29%	18.10	12/12/2010	3,984,082		10,096,343
Michael J. Larson	100,000	0.08%	27.38	5/14/2010	1,721,928		4,363,660
	275,000	0.23%	18.10	12/12/2010	3,130,350		7,932,841
Mary T. McDowell	70,000	0.06%	27.38	5/14/2010	1,205,350		3,054,562
	250,000	0.21%	18.10	12/12/2010	2,845,773		7,211,674
All shareholders:
Approximately
1.7 billionshares
outstanding on
December 13, 2000	N/A	N/A	N/A	N/A	$19.5 billi	on	$49 billion
Named executive officers’
gain as % of all shareholders’
gain					0.16%		0.16%

(1)	The potential gain is calculated from the closing price of Compaq Common Stock on the date of grants to the named executive officers. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Compaq Common Stock holdings are dependent on the future performance of Compaq Common Stock.

(2)	Option grants vest over 48 months from the date of grant and expire upon the earlier of 30 days after termination of employment or ten years from the date of grant. Compaq’s executive officers in the United States are eligible to participate in Compaq’s defined contribution plan and deferred compensation and supplemental savings plan. Amounts contributed to the defined contribution plan and deferred compensation and supplemental savings plan are included in the Summary Compensation Table under the caption “Executive Compensation.”

Compaq’s executive officers in the United States are eligible to participate in Compaq’s defined contribution plan and deferred compensation and supplemental savings plan. Amounts contributed to the defined contribution plan and deferred compensation and supplemental savings plan are included in the Summary Compensation Table under the caption “Executive Compensation.”

Compaq entered into a new employment agreement with Mr. Capellas in October 2000 after his appointment as Chairman of the Board. Under this employment agreement, which has a three-year initial term and is renewable annually thereafter, Mr. Capellas receives an annual base salary of no less than $1.6 million and is eligible for a target annual cash bonus of two times his base salary. The actual amount of any such cash bonus will be based on performance. Mr. Capellas is also eligible for long-term incentives, including stock options and other performance-based rewards, on the same basis as other executive officers. The total target value of Mr. Capellas’ long-term incentive opportunity, on an annual basis, is seven to ten times his base salary.

As part of the new employment agreement, Mr. Capellas was granted 970,000 shares of restricted stock under Compaq’s 1989 Equity Incentive Plan. This restricted stock vests partially over time and partially based only on performance. More specifically, 170,000 shares vested thirty days from the date of the grant, and another 300,000 shares will vest in increments of 100,000 each on November 1, 2001, November 1, 2002, and November 1, 2003. The remaining 500,000 shares will vest only upon attainment of certain performance objectives. Of those 500,000 shares, 250,000 will vest based on Compaq’s stock performance. The other 250,000 shares will vest based on relative growth in EPS (compared to the average growth in EPS for IBM, Hewlett-Packard, and Dell) over three four-quarter performance periods. If the performance objectives are not met in the periods allowed (by November 1, 2004 for stock price targets and through third quarter of 2003 for relative growth in EPS), Mr. Capellas will no longer be eligible to vest in these shares.

The 2000 employment agreement also provides that Compaq will forgive, over a three-year retention period, a $5 million loan made to Mr. Capellas under his original employment agreement, which was used to purchase Compaq stock. The first third of the balance of the loan will be forgiven on November 1, 2001, with half of the then-remaining balance being forgiven on November 1, 2002 and the final balance on November 1, 2003. The agreement provides for payment of a special one-time cash bonus of $850,000 and a tax-assistance loan, at market interest rates, of $2.5 million to help defray the immediate tax impact of the future loan forgiveness and partial vesting of the restricted stock.

Mr. Capellas will be eligible for severance benefits, including separation payments totaling three times his annual base salary, under certain qualifying circumstances. In particular, Mr. Capellas will be deemed to have incurred a Qualifying Termination entitling him to severance benefits if his employment is terminated without cause, if he resigns for Good Reason (which includes removal from the position of Chief Executive Officer, removal from/failure to be elected Chairman of the Board, assignment of duties inconsistent with his position, receipt of a notice of non-renewal of his employment agreement, or a material reduction in total target compensation that is not part of an across-the-board reduction for other executive officers), or if his employment is involuntarily terminated for any reason within 180 days of a change in control. In the event of a Qualifying Termination, the agreement also provides for accelerated or continued vesting in certain portions of the restricted stock granted to Mr. Capellas under both the 2000 and original employment agreements, continued vesting in outstanding stock options over the separation pay period (which is 24 months following termination), payment of a pro-rated annual incentive, and accelerated forgiveness of the 1999 loan. If Mr. Capellas separates from employment with Compaq as a result of death or disability, he will receive a severance payment of 1.5 times the sum of his base annual salary and his target annual bonus, among other severance benefits.

Mr. Capellas’ employment agreement contains restrictions on competitive activities and solicitation of Compaq employees, and his receipt of severance benefits is contingent upon his execution of a release of claims.

Compaq has also entered into severance agreements with its other executive officers. Under the terms of these agreements, the executive officers will be eligible for a severance payment of two times the sum of their annual salary and target annual incentive if they incur a Qualifying Termination, with the amount being increased to three times in the event of a Qualifying Termination following a change in control. For purposes of these severance agreements, a Qualifying Termination includes involuntary termination without cause, involuntary termination for any reason within 180 days after a change in control, and resignation for Good Reason (defined, generally, as a material reduction in responsibilities, reduction in base annual salary of 10% or more that is not part of an across-the-board reduction for executive officers, or receipt of a notice of non-renewal of the severance agreement). The executive officers are also eligible for a severance payment of 1.5 times the sum of their base annual salary and target annual bonus if their employment is terminated due to death or disability. These agreements also contain restrictions on competitive activities and solicitation of Compaq employees, and receipt of severance benefits is contingent upon execution of a release of claims.

Compaq’s stock option plans provide for full vesting of outstanding options in the event of a change in control of Compaq.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors, which is composed of independent directors, ensures that Compaq’s human resource and compensation policies support and enhance its strategic objectives. The Committee reviews and advises the Board about Compaq’s human resource strategies, oversees executive succession planning, adopts the policies that govern Compaq’s compensation programs, sets the compensation of executive officers, and administers Compaq’s cash bonus and stock equity plans.

Executive Succession Planning. The Committee believes that succession planning plays a vital role in a healthy corporate environment. In 2000 Compaq made significant strides in the area of succession planning and attaining goals and objectives set by the Committee. Compaq is well on the way to developing a comprehensive succession plan that reaches deeply into the organization and ensures that internal talent is recognized, developed, and effectively utilized — all to the benefit of Compaq and its shareholders.

Compaq’s Compensation Programs. The Committee establishes compensation programs designed to attract, retain, and reward executives who will lead Compaq in achieving its business goals in a highly competitive and rapidly changing industry and ensures that management compensation is reasonable in light of Compaq’s objectives, performance, and compensation for similar personnel at other companies. In 2000 the compensation mix for executive officers consisted of base salaries, bonuses, restricted stock and stock option awards. As a result, much of an officer’s compensation depends on Compaq’s financial performance and shareholder return.

Comparative compensation data in 2000 was derived from an analysis of independent surveys of compensation practices by Compaq and external consultants. Information from the computer and electronics industry segments is used wherever available. The Committee believes these sources provide accurate information to evaluate the pay practices of the companies with which Compaq competes to hire and retain executives.

Executive Officer Compensation. Compaq targets executive base salary ranges at the 50th to 75th percentile of relevant market data. The Committee annually establishes each executive officer’s overall targeted compensation (base salary, cash incentives, and equity interests and other long-term incentives), including the Chief Executive Officer’s, based on its evaluation of the officer’s performance and contribution in the previous year and on competitive pay practices.

Since accepting the position of CEO in 1999, Mr. Capellas has consistently demonstrated his ability to lead Compaq, keeping the company on course in the face of the challenges and opportunities presented in this competitive industry. In light of his success, Mr. Capellas was elected Chairman of the Board in September of 2000, and, based on an analysis of market data for similarly situated executives, the Committee approved a new employment agreement for Mr. Capellas. In the Committee’s view, it was in the best interest of Compaq to ensure that Mr. Capellas continues his valuable contributions, and the new employment agreement was an important step in achieving that goal.

The 2000 employment agreement has an initial three-year term and is renewable on an annual basis thereafter. Under the 2000 agreement, Mr. Capellas receives an annual salary and is eligible for an annual cash bonus and long-term incentives (including stock options). Mr. Capellas also received restricted stock (including shares that vest solely upon attainment of certain performance goals with respect to stock price and relative EPS growth as well as shares that vest over time) and a special one-time cash bonus. The Committee agreed that the loan made to Mr. Capellas in connection with his prior employment agreement (to allow him to purchase Compaq stock) will be forgiven over a three-year retention period, with the first third to be forgiven in November of 2001. Because this agreement caused Mr. Capellas to have imputed income in 2000 with respect to the amount of this loan, Mr. Capellas also received a tax assistance loan. According to the market analysis prepared by outside compensation consultants, Mr. Capellas’ total compensation package, including compensation provided for under his new employment agreement, places him at the 65th percentile compared to individuals holding the same positions for relevant comparator companies.

Likewise, the Committee reviewed market data, Compaq’s historical compensation practices and personal compensation history in determining compensation packages for other newly appointed executive officers. In order to ensure stability of the company through retention of executive officers, the Committee approved new severance agreements for the executive officers in October. These agreements will be implemented in 2001 and provide for severance benefits in the event of certain qualifying terminations, including termination without cause, involuntary separation within 180 days of a change in control, and resignation for good reason (such as for a material reduction in responsibilities).

Cash Incentive Plan. In 2000, the Committee evaluated comparative compensation data to determine bonus targets that would result in average total cash compensation to executives between the 50th percentile and 75th percentile level of the market if goals were met. In 2000, Compaq implemented a balanced scorecard approach for evaluating the performance of the senior executive team, including executive officers, and bonus payments for executive officers were linked to their results relative to balanced scorecards established in the first quarter of the year. The balanced scorecard for executive officers focuses on financial performance, customer satisfaction, operational objectives, and people management. In addition, the Committee reviews ranges of awards appropriate for different management levels based on competitive pay practices. It then delegates to the Chief Executive Officer the authority to determine bonus awards for employees other than executive officers based on individual performance and contributions.

In establishing Mr. Capellas’ bonus, the Committee considered Mr. Capellas’ performance in 2000, focusing on the objectives set forth in his balanced scorecard. The Committee determined that Mr. Capellas performed effectively against his goals overall, bringing Compaq forward significantly in the areas of customer satisfaction and people management in particular. The Committee noted the strength of Mr. Capellas’ leadership as demonstrated by the rapidity with which he led Compaq’s senior management team to develop and deploy a vision, mission, and strategy to focus Compaq on leadership in information technology and solutions. The Committee determined that despite market volatility in 2000, Mr. Capellas’ leadership has continued to have a positive impact on customer and employee satisfaction, the establishment of successful strategic partnerships and the investment community’s confidence in Compaq.

Stock Equity Plans.The Human Resources Committee and the Board of Directors believe that management’s ownership of a significant equity interest in Compaq is an important incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Therefore, the Committee grants stock options at option prices not less than the fair market value of Compaq common stock on the grant date; as a result, stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Committee uses competitive market data, historical option grant practices, and the projected value of outstanding unvested shares and proposed awards to determine an appropriate range of awards for executive officers. The Committee establishes ranges for awards to other key employees based upon level and contribution and delegates to the Chief Executive Officer the authority to make stock option awards to these employees. The Committee made a special grant to certain key executives on May 15, 2000, at an option price of $27.38, and annual grants to executive officers and key employees on December 13, 2000, at an option price of $18.10.

Competition for key talent in the technology industry was particularly intense in 2000. Compaq, in keeping with industry trends, granted a substantial number of stock options. In order to continue to keep pace with competitive practices, Compaq is asking its shareholders to approve a new stock option plan and additional shares for use in granting employees stock options. This aspect of employee compensation, which so closely aligns individual financial success with company performance, is critical to attracting and retaining employees, particularly in technology companies, and this Committee recommended to the Board the adoption of the new plan.

On May 15, 2000, the Committee approved a grant of restricted stock to a limited number of key executives in order to strengthen the link between company performance and rewards. Market data indicates an increasing trend toward the use of restricted stock, and the Committee believed that the grant would aid in critical retention efforts. Executives who received a grant have the opportunity to vest quarterly based on performance measures established by the Board and Mr. Capellas. In 2000, quarterly EPS targets were used as the performance measure, and on December 13, 2000, the Committee approved the use of quarterly EPS targets as the performance measure for 2001.

The Human Resources Committee also monitors compliance with the Executive Stock Ownership Policy. The Executive Stock Ownership Policy requires the Chief Executive Officer to own 250,000 shares and requires each of the other executive officers to own 10,000 shares for each year as an executive officer. New executive officers have three years to meet this goal. Mr. Capellas’ stock ownership meets the requirement and all other executive officers either meet or are making satisfactory progress toward their ownership goals.

Compaq is subject to Internal Revenue Code Section 162(m), which could limit the deductibility of certain compensation payments to its executive officers. Compaq generally intends to comply with the requirements of Section 162(m); however, it also weighs the burdens of such compliance against the benefits to be obtained by Compaq, and pays compensation that is not fully deductible if it determines that such payments are in Compaq’s best interests.

Human Resources Committee

Lawrence T. Babbio, Jr. (Chair)
Judith L. Craven
Peter N. Larson

Stock Performance Graph

The following graph compares Compaq’s cumulative total shareholder return to the S&P 500 Index and the S&P Computers (Hardware) Index over a five-year period, beginning December 31, 1995, and ending December 31, 2000. The total shareholder return assumes $100 invested at the beginning of the period in Compaq Common Stock, the S&P Computers (Hardware) Index, and the S&P 500 Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Comparison of Five-Year Cumulative Total Return

	1995	1996	1997	1998	1999	2000
Compaq Computer Corporation	100	154.95	294.43	438.63	283.55	158.40
S&P Computers (Hardware) Index	100	133.90	196.00	343.44	495.14	314.50
S&P 500 Index	100	122.96	163.98	210.85	255.21	231.98

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Compaq’s directors and executive officers, and holders of more than 10% of Compaq’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Compaq’s Common Stock. Compaq believes that during the fiscal year ended December 31, 2000, its directors and executive officers complied with all these filing requirements. In making this statement, Compaq has relied solely on a review of copies of reports filed under Section 16(a) furnished to Compaq and on the written representations of its directors and executive officers. Based on shareholder public filings with the SEC, we do not believe any other shareholders are subject to Section 16(a) filing requirements.

Independent Auditors

Ernst & Young LLP served as Compaq’s independent auditors for the audit of Compaq’s financial statements for 2000 and has been engaged for 2001. The Board has not proposed that any formal action be taken at the 2001 Annual Meeting with respect to the engagement of Ernst & Young as Compaq’s independent auditors for the year 2001 because no action is required. Representatives of Ernst & Young will attend the 2001 Annual Meeting and be available to answer questions. They will have the opportunity to make a statement at the 2001 Annual Meeting if they desire.

The report of Ernst & Young on Compaq’s audited consolidated financial statements at December 31, 2000 and for the year then ended, and the report of PricewaterhouseCoopers LLP on Compaq’s audited consolidated financial statements at December 31, 1999 and for each of the two years then ended, included in Compaq’s 2000 Annual Report on Form 10-K, contained no adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for 1998 and 1999 and through February 24, 2000, the date of Compaq’s change of independent accountants, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference thereto in its report on the financial statements for such years.

The following table sets forth the aggregate fees incurred by Compaq for the fiscal year ended December 31, 2000 to Compaq’s principal auditing firm, Ernst & Young LLP:

Annual Audit Fees	$5,600,000
Financial Information Systems Design
and Implementation Fees	0
All Other Fees:
Audit-Related Services(1)	3,200,000
Other Non-Audit Services(2)	7,400,000

Total	$16,200,000

(1)	Represents primarily accounting advisory services, consents (registration statements), and acquisition due diligence for the year ended December 31, 2000.
(2)	Represents primarily tax services for the year ended December 31, 2000.

General Matters

The expense of preparing, printing and mailing this Proxy Statement will be paid by Compaq. To assist in the solicitation of proxies, Compaq has engaged Corporate Investor Communications, Inc. (“CIC”) at a fee of $18,000 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of Compaq as well as by employees of CIC without additional compensation other than reimbursement of out-of-pocket expenses. Compaq will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

Proposals of shareholders that are intended to be presented at Compaq’s 2002 Annual Meeting of Shareholders (other than those submitted for inclusion in Compaq’s proxy materials pursuant to Rule 14a-8 of the SEC’s proxy rules) must be received by Compaq no later than January 26, 2002, to be presented at that meeting. Proposals of shareholders pursuant to Rule 14a-8 of the SEC’s proxy rules that are intended to be presented at Compaq’s 2002 Annual Meeting of Shareholders must be received by Compaq no later than November 9, 2001, to be included in the proxy statement and proxy relating to that meeting.

Appendix A

Compaq Computer Corporation 2001 Stock Option Plan

SECTION 1. Purpose. The Compaq Computer Corporation 2001 Stock Option Plan has been established to promote the interests of Compaq Computer Corporation and its stockholders by (i) attracting and retaining exceptional employees and directors of Compaq and its Affiliates, as defined below; (ii) motivating such employees and directors by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such employees and directors to participate in the long-term growth and financial success of Compaq.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by Compaq and (ii) any entity in which Compaq has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option or Stock Appreciation Right.

“Board” shall mean the Board of Directors of Compaq.

“Change in Control” shall be deemed to have occurred if: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Compaq, any trustee or other fiduciary holding securities under any Compaq employee benefit plan, or any entity owned, directly or indirectly, by Compaq stockholders in substantially the same proportions as their ownership of Compaq voting securities), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of Compaq securities representing 30% or more of the combined voting power of Compaq’s then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Compaq to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by Compaq’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) a merger or consolidation of Compaq with any other corporation, other than a merger or consolidation that results in Compaq voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of Compaq or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Compaq (or similar transaction) in which no person acquires more than 30% of the combined voting power of Compaq’s then outstanding securities shall not constitute a Change in Control; or (iv) Compaq stockholders approve a plan of complete liquidation of Compaq or an agreement for the sale or disposition by Compaq of all or substantially all of Compaq’s assets. If any of the events enumerated in clauses (i) through (iv) occur, the Board shall determine the effective date of the Change in Control resulting therefrom, for purposes of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to administer the Plan and composed of persons who (i) to the extent necessary to comply with Rule 16b-3 are “Non-Employee Directors” within the meaning of Rule 16b-3 and (ii) to the extent any Award granted hereunder is intended to qualify as performance-based compensation under Section 162(m) of the Code, constitute “outside directors” within the meaning of Section 162(m) of the Code and the regulations thereunder. Until otherwise determined by the Board, the Human Resources Committee designated by the Board shall be the Committee under the Plan.

“Compaq” shall mean Compaq Computer Corporation, together with any successor thereto.

“Election Date” shall mean with respect to an Option hereunder the date of the appointment, election, or re-election of the director that prompted the grant of such Option.

“Eligible Director” shall mean each director of the Company who is not an employee of the Company or any of the Company’s subsidiaries (as defined in Section 425(f) of the Code).

“Employee” shall mean an employee of Compaq or of any Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean, at any time, an individual who is an executive officer of Compaq within the meaning of Exchange Act Rule 3b-7 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time, or who is an officer of Compaq within the meaning of Exchange Act Rule 16a-1(f) as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“Fair Market Value” shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion.

“Incentive Stock Option” shall mean a right to purchase Shares from Compaq that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Net After-Tax Amount” shall mean the net amount of compensation, assuming for this purpose only that all vested Awards and other forms of compensation subject to vesting upon such Change of Control are exercised upon such Change in Control, to be received (or deemed to have been received) by such Participant in connection with such Change of Control under any agreement and under any other plan, arrangement or contract of Compaq to which such Participant is a party, after giving effect to all income and excise taxes applicable to such payments.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from Compaq that is granted under Section 5 or Section 8 of the Plan and that is not intended to be an Incentive Stock Option.

“Notice” shall mean any written notice, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Option” shall mean a Non-Qualified Stock Option or Incentive Stock Option.

“Participant” shall mean any Employee or Director selected to receive an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this Compaq Computer Corporation 2001 Stock Option Plan.

“Release Date” shall mean the third business day occurring after Compaq’s earnings release for the preceding fiscal period. In calculating the Release Date, the day of an earnings release shall be counted if the earnings release is made before the opening of trading on the New York Stock Exchange and shall not be counted if such release is made after the opening of trading.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” shall mean shares of the common stock, $.0l par value, of Compaq or such other securities of Compaq as may be designated by the Committee from time to time.

“Stock Appreciation Right” shall mean any right granted under Section 6 of the Plan.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Compaq or with which Compaq combines.

“Window” shall mean a period of time beginning on a Release Date and ending at the end of the second month of the fiscal quarter in which such Release Date occurs.

SECTION 3.  Administration.

(a) Authority of Committee. The Committee shall administer the Plan. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Employee Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards to Employees; (iv) determine the terms and conditions of any Award to Employees; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or Notice relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) adopt rules, procedures, and sub-plans to the Plan relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures in foreign jurisdictions; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Committee and Board Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee or the Board, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including Compaq, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, any Employee, and any Director.

SECTION 4.   Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Awards may be granted under the Plan shall be 80 million. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by Compaq, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Compaq, issuance of warrants or other rights to purchase Shares or other securities of Compaq, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of Compaq (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of Compaq (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any outstanding Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that such adjustments shall be made by the Board with respect to Awards to Eligible Directors.

(c) Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5.   Employee Stock Options.

(a) Eligibility and Limits on Awards. Any Employee, including any officer or employee-director of the Company or any Affiliate, shall be eligible to be designated a Participant. Subject to adjustment as provided in Section 4(b), no Executive Officer may receive Awards under the Plan in any calendar year that relate to more than 1,500,000 Shares. The limits on Awards to any Executive Officer under this Plan shall be reduced by any other Award in the same calendar year to such officer under any other Compaq equity incentive plan. In order to satisfy regulatory and legal requirements, the Committee may grant Awards to a trust or other legal entity on behalf of otherwise eligible Employees.

(b) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, and the conditions and limitations applicable to the exercise of the Option.

(c) Exercise Price. The exercise price for Options (other than Substitute Awards) granted under the Plan shall be not less than the Fair Market Value of the underlying Shares. Neither the Board nor the Committee may lower the exercise price of outstanding options issued under the Plan. The Committee shall determine the appropriate exercise prices for Substitute Awards based on the terms and conditions of the transaction related to such Awards.

(d) Exercise. Each Employee Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no grant to an Executive Officer shall be exercisable until the earlier of (i) six months after the date of grant or (ii) the Participant’s ceasing to be an Executive Officer. The Committee and the Board may impose such conditions with respect to the exercise of options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(e) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by Compaq. Such payment may be made (i) in cash, or its equivalent, (ii) if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest), (iii) if and to the extent permitted by the Committee, by surrendering all or part of that Option or any other Option, or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to Compaq as of the date of such tender is at least equal to such option price.

SECTION 6.   Stock Appreciation Rights.

(a) Grant. The grant of Stock Appreciation Rights shall be limited to Employees in those locations in which the law, including exchange control regulations and taxation, unduly restricts the grant of Options.

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights shall have a grant price equal to the Fair Market Value of the related Shares on the day of the Award, and if granted to Executive Officers, shall not be exercisable earlier than six months after grant.

(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 7. Termination or Suspension of Employment. The following provisions shall apply in the event of the Participant’s termination of employment unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

(a) Termination of Employment. If a Participant’s employment with Compaq or its Affiliates is terminated for any reason other than death, permanent and total disability, or retirement, the Participant’s right to exercise any Nonqualified Stock Option or Stock Appreciation Right shall terminate, and such Option or Stock Appreciation Right shall expire, on the earlier of (i) 30 days after such termination of employment or (ii) the date such Option or Stock Appreciation Right would have expired had it not been for the termination of employment. The Participant shall have the right to exercise such Option or Stock Appreciation Right prior to such expiration to the extent it was exercisable at the date of such termination of employment and shall not have been exercised.

(b) Death, Disability or Retirement. If a Participant’s employment with Compaq or its Affiliates is terminated by death, total and permanent disability, or retirement, the Participant or his successor (if employment is terminated by death) shall have the right to exercise any Nonqualified Stock Option or Stock Appreciation Right to the extent it was exercisable at the date of such termination of employment and shall not have been exercised, but in no event shall such option be exercisable later than the date the Option would have expired had it not been for the termination of such employment. The meaning of the terms “total and permanent disability” and “retirement” shall be determined by the Committee.

(c) Acceleration and Extension of Exercisability. Notwithstanding the foregoing, the Committee may, in its discretion, provide (i) that an Option granted to an Employee Participant may terminate at a date earlier than that set forth above, (ii) that an Option granted to an Employee Participant not subject to Section 16 of the Exchange Act may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant’s employment, and (iii) that an Option or Stock Appreciation Right may become immediately exercisable when it finds that such acceleration would be in the best interests of Compaq.

(d) Leave Without Pay. In the event that an employee Participant takes a “leave without pay,” all of such Participant’s Awards or any portion thereof shall, to the extent unvested immediately prior to such leave, cease to vest during the period of such leave, and to the extent exercisable immediately prior to such leave, shall remain exercisable during the period of such leave in accordance with the terms thereof, to the extent permitted by local law.

SECTION 8  Director Options.

(a) Initial Grants. Each Eligible Director who is first elected or appointed to the Board shall be granted one Option to acquire 31,250 Shares. In the event that the Election Date occurs during the Window, such Option shall be granted on the Election Date with respect to such Option. In the event that such Eligible Director’s election or appointment does not occur during the Window, then such Option shall be granted on the next Release Date.

(b) Annual Options.

(i)	Each Eligible Director who is reelected to the Board at an annual meeting of the Company’s stockholders and who has not received a grant under Section 8(a) during the period since the most recent previous annual meeting of the Company’s stockholders shall be granted an Option to acquire 25,000 Shares on each Election Date on which he is reelected.

(ii)	Each Eligible Director who is elected or re-elected Chairman of the Board by the Board at its meeting following an annual meeting of the Company’s stockholders and who has not received a grant under Section 8(a) during the period since the most recent annual meeting of Compaq’s stockholders shall be granted on each Election Date on which he is elected or reelected Chairman of the Board an Option to acquire 6,250 Shares in addition to any applicable Option granted under Section 8(b)(i).

(c) Terms and Conditions. Any Option granted under this Section 8 shall be subject to the following terms and conditions:

(i)	Any Options granted under this Section 8 shall be Non-Qualified Stock Options and the exercise price shall be not less than the Fair Market Value of the underlying Shares.

(ii)	Each Option granted under this Section 8 shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no grant shall be exercisable for six months after the date of grant.

(iii)	Notwithstanding the provisions of this Section 8, Options shall not be granted under this Section 8 to any Eligible Director in any year in which such director receives an initial grant or annual grant under the Compaq Computer Corporation Non-Qualified Stock Option Plan for Non-Employee Directors.

SECTION 9. Change in Control. Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award and no outstanding Stock Appreciation Right may be terminated, amended, or suspended upon or after a Change in Control; provided, however, that unless otherwise determined by the Committee at the time of award or thereafter, if it is determined that the Net After-Tax Amount to be realized by any Participant, taking into account the accelerated vesting provided for by this Section as well as all other payments to be received by such Participant in connection with such Change in Control, would be higher if Awards did not vest in accordance with this Section, then and to such extent the Awards shall not vest. The determination of whether any such Award should not vest shall be made by a nationally recognized accounting firm selected by Compaq, which shall be instructed to consider that (a) Awards and other forms of compensation subject to vesting upon a Change of Control shall be vested in the order in which they were granted and within each grant in the order in which they would otherwise have vested and (b) unless and to the extent any other plan, arrangement or contract of

Compaq pursuant to which any such payment is to be received provides to the contrary, such other payment shall be deemed to have occurred after any acceleration of Awards or other forms of compensation subject to vesting upon a Change of Control.

SECTION 10.  Amendment and Termination.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, for which or with which the Board deems it necessary or desirable to qualify or comply. The Committee also may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, suspend, or terminate, any Award, prospectively or retroactively; provided that (i) any waiver, amendment, suspension, or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any outstanding Award shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary, and (ii) in accordance with Paragraph 5(c) of this Plan no amendment shall lower the exercise price of outstanding options issued under the Plan.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Compaq, any Affiliate, or the financial statements of Compaq or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended.

(d) Cancellation. Any provision of this Plan or any Notice to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of an alternative Award or cash payment made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the effective date of such cancellation.

(e) Employee Status Change to Part-Time. At such time as a full-time Employee becomes a part-time Employee, on the next vesting date following such status change, the vesting schedule for all Awards previously granted to such employee and not yet vested will be automatically amended to reduce the number of shares vesting each month by one-half during the time that such employee is working on a part-time basis; provided, however, that any Shares that remain unvested three months prior to the expiration of the term of such Award shall vest as of such date three months prior to the expiration of such term.

SECTION 11.  General Provisions.

(a) Nontransferability. No Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, however, that an Award may be transferable, to the extent set forth in the applicable Notice and in accordance with procedures adopted by the Committee.

(b) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(c) Share Certificates. All certificates for Shares or other securities of Compaq or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of Compaq or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees other than Executive Officers.

(e) Withholding. A participant may be required to pay to Compaq or any Affiliate and Compaq or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Compaq to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise, or payments of any Award.

(f) Notices. Each Award hereunder shall be evidenced by a Notice that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Compaq or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Compaq or any Affiliate. Further, Compaq or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Notice.

(i) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Notice shall be determined in accordance with the laws of the State of Delaware.

(k) Severability. Notwithstanding any other provision or section of the Plan, if any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle Compaq to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to Compaq by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Compaq, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Compaq or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Compaq or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Compaq or any Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 12.  Term of the Plan.

(a) Effective Date. The Plan shall be effective upon approval by the stockholders of Compaq.

(b) Expiration Date. No Incentive Stock Option shall be granted under the Plan more than ten years after the effective date of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Notice, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Appendix B

COMPAQ COMPUTER CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

May 15, 1986
As Amended January 25, 2001

I. PURPOSE

     The primary purpose of the Audit Committee of the Board of Directors of Compaq Computer Corporation is to provide independent and objective oversight of the financial statement and financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of Compaq’s financial statements, and the legal compliance and ethics programs established by management.

II. FUNCTIONS

     The Audit Committee shall perform the following functions:

1.	Recommendation of Independent Auditors. Annually the Committee shall evaluate and recommend to the Board the firm to be employed by Compaq as its independent auditors, which firm shall be ultimately accountable to the Board and the Committee as representatives of shareholders. The Committee shall discuss with the auditors their independence from management and Compaq, including matters included in the written disclosures required by the Independence Standards Board, and shall consider the compatibility of non-audit services with the auditors’ independence.

2.	Plans of Audit. Review with the independent auditors and internal auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

3.	Accounting Controls. Discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including Compaq’s system to monitor and manage business risk and legal and ethical compliance programs. Where appropriate, the Committee shall meet separately with the internal auditors and the independent auditors, without management present.

4.	Interim Financial Disclosure Documents. Review with management and the independent auditors Compaq’s interim financial statements prior to the filing of Compaq’s quarterly reports on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

5.	Annual Reports. Review with management and the independent auditors the financial statements to be included in Compaq’s Annual Report on Form 10-K and the annual report to shareholders,

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including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

6.	Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers.

7.	Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

The Committee will perform such other functions as are authorized for this Committee by the Board of Directors Statement of Purpose and Responsibilities or the Board of Directors.

The Committee’s policies and procedures in carrying out its responsibilities shall remain flexible, in order to best react to changing conditions and circumstances. The Committee’s function is one of oversight and review, and it is not expected to audit Compaq’s accounts, to define the scope of the audit, to control Compaq’s accounting practices, to define the standards to be used in preparation of Compaq’s financial statements, or to establish legal compliance and ethics programs.

III. COMPOSITION & INDEPENDENCE

     The Committee shall consist of not less than three independent members, who shall be appointed by the Board of Directors. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting or related financial management expertise. No member of the Committee shall be employed or otherwise affiliated with Compaq’s independent auditors.

     In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chair, and in the case where the Committee Chair faces a potential or actual conflict of interest, the Committee Chair shall advise the Chair of the Board of Directors. In the event that the Committee Chair, or the Chair of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

IV. QUORUM AND MEETINGS

     The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chair. Notice of the meetings shall be provided at least ten days in advance. A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

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V. REPORTS

     The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

     The Committee shall report to shareholders in Compaq’s proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

VI. OTHER AUTHORITY

     The Committee is authorized to confer with Compaq management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and shall have access to such books and records as the Committee deems appropriate to carry out its responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

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COMPAQ-PS-01

To view a live webcast of the Compaq Annual Shareholders Meeting on April 26, 2001, at 10:00 A.M. CDT,
please visit our website at www.compaq.com.

You may receive future proxy statements and annual reports electronically by going to
www.compaq.com/corporate/ir/index.html
and clicking on electronic consent - register now!

PROXY

COMPAQ COMPUTER CORPORATION
Annual Meeting of Shareholders to be held April 26, 2001
10:00 A.M.
Exhibit Hall
J.W. Marriott Hotel
5150 Westheimer Road
Houston, Texas 77056

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Ben K. Wells and Thomas C. Siekman, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Compaq Computer Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 26, 2001, and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE NAMED HEREIN, “FOR” THE APPROVAL OF THE COMPAQ COMPUTER CORPORATION 2001 STOCK OPTION PLAN, AND “AGAINST” THE SHAREHOLDER PROPOSAL TO NOMINATE AT LEAST TWO DIRECTORS FOR EACH OPEN BOARD POSITION.

Shareholders of record at the close of business on February 28, 2001 will be entitled to vote at the Annual Meeting or any adjournments thereof.

————————SEE REVERSE SIDE ————————	(continued, and to be signed, on the reverse side)	————————SEE REVERSE SIDE ————————

Compaq Computer Corporation c/o EquiServe P.O. Box 9398 Boston, MA 02205-9398
———————— Vote by Internet ————————	———————— Vote by Telephone ————————

It’s fast, convenient, and your vote is immediately confirmed and posted.	It’s fast, convenient and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683). If outside the continental U.S. call collect on a Touch-Tone Phone (201-536-8073).

Follow these four easy steps:	Follow these four easy steps:
1.  Read the accompanying Proxy Statement and
     Proxy Card.
2.  Go to the Website.
     http://www.eproxyvote.com/cpq
3.  Enter your 14-digit Control Number located on
     your Proxy Card above your name.
4. Follow the instructions provided.	1. Read the accompanying Proxy Statement and
     Proxy Card.
2.  Call the toll-free number,
     1-877-PRX-VOTE (1-877-779-8683)
3.  Enter your 14-digit Control Number located on
     your Proxy Card above your name.
4. Follow the recorded instructions.

Your vote is important!	Your vote is important!

Go to http://www.eproxyvote.com/cpq anytime!	Call 1-877-PRX-VOTE anytime!

Do not return your Proxy Card if you are voting by Internet or telephone.

PLEASE DETACH PROXY CARD HERE

[X]	Please mark votes as in this example.

The Board of Directors recommends a vote FOR the following Proposals:

1. To elect eight directors of the Company
Nominees:
(01) Michael D. Capellas; (02) Lawrence T. Babbio, Jr.; (03) Judith L. Craven; (04) George H. Heilmeier; (05) Kenneth L. Lay; (06) Sanford M. Litvack; (07) Thomas J. Perkins; (8) Lucille S. Salhany

[_]	FOR ALL NOMINEES	[_]	WITHHELD FROM ALL NOMINEES
[_]	—————————————————— For all nominees except as noted above
2. To approve the Compaq Computer Corporation 2001 Stock Option Plan.	For [_]	Against [_]	Abstain [_]
The Board of Directors recommends a vote AGAINST the following proposal:
3. To nominate at least two directors for each open Board position	For [_]	Against [_]	Abstain [_]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	[_]

MARK HERE FOR ADDRESS CHANGE AND NOTE COMMENTS AT LEFT	[_]

Please sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.

Signature:_______________ Date:_______________ Signature:_______________ Date:_______________